Exhibit 99.1

Femasys Announces Financial Results for Quarter Ended March 31, 2026 and Provides Corporate Update

-- With fertility rates at historic lows, Femasys advances access to early infertility care through FemaSeed® Complete, enabling OB/GYNs to treat patients within their own practices --

ATLANTA, May 8, 2026 – Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator making fertility and non-surgical permanent birth control more accessible and cost-effective to women worldwide, announces its financial results for the quarter ended March 31, 2026 and provides a corporate update.

Corporate Highlights from 1Q 2026 to date

•
Advanced initial commercial adoption of FemaSeed Complete, positioning Femasys to expand access to first-line fertility treatment through integrated, in-office care by OB/GYNs, supporting earlier intervention prior to referral to higher-cost specialty care.

•	Launched FemaSeed Complete at ACOG 2026, advancing commercialization and expanding provider awareness to support adoption of first-line fertility treatment in the OB/GYN office.

•	Established strategic partnership with AMI Technologies to introduce and commercialize its fertility portfolio in Israel, expanding international market opportunities.

•	Appointed John Canning as Chief Operating Officer, enhancing leadership to drive operational execution and support commercial growth.

•	Appointed Kenneth D. Eichenbaum, M.D., M.S.E., to the Board of Directors, enhancing leadership and strategic oversight.

•	Initiated patient enrollment in the FINALE pivotal clinical trial evaluating FemBloc®, advancing toward U.S. approval of a first-of-its kind, non-surgical permanent birth control.

•	FemBloc permanent birth control system achieved Medical Device Single Audit Program (MDSAP) certification, supporting global regulatory readiness and future market access.

•	Received AMA CPT Editorial Panel approval of a new Category III CPT code for FemaSeed intratubal insemination (ITI), supporting future reimbursement and broader adoption in the U.S.

•	Entered a strategic distribution partnership with OR Consulting to support commercial launch of FemBloc, FemaSeed, and other portfolio products in Switzerland, expanding European market access.

•	Established partnership with Refuah Health Center, advancing adoption of FemaSeed as a first-line infertility treatment and expanding access through community-based care.

“During the first quarter of 2026 and into the second quarter of 2026, we delivered meaningful clinical, regulatory and commercial progress across our FemBloc and FemaSeed platforms,” said Kathy Lee-Sepsick, Founder and Chief Executive Officer of Femasys. “We are accelerating commercialization of FemaSeed with the introduction of the FemSperm® product family, enabling OB/GYNs to deliver integrated, in-office fertility care. Concurrently, we advanced FemBloc with initiation of patient enrollment in the FINALE pivotal clinical trial, a key step toward U.S. FDA approval. We believe our current cash resources are sufficient to fund operations into the third quarter of 2026. We remain focused on scaling a broad portfolio of innovative women’s health solutions globally, addressing critical unmet needs with safe, technologically advanced products.”

Financial Results for Quarter Ended March 31, 2026

•	Sales increased by $83,625, or 24.5%, to $424,889 in 2026 from $341,264 in 2025, primarily due to sales of FemBloc.

•
Research and development expenses decreased by $1,659,071, or 55.9%, to $1,309,401 in 2026 compared to $2,968,472 in 2025, primarily reflecting the transition of development products into inventory to support commercialization, along with lower development, clinical, compensation, and professional service costs.

•
Net income, including gains from changes in fair value of financial instruments, was $846,100, or $0.00 per basic and diluted share attributable to common stockholders for the quarter ended March 31, 2026, compared to a net loss of $5,896,839, or ($0.23) per basic and diluted share attributable to common stockholders, for the quarter ended March 31, 2025.

•
Cash and cash equivalents as of March 31, 2026, was approximately $5.4 million and the Company had an accumulated deficit of approximately $145.0 million. The Company expects, based on its current operating plan, its current cash and cash equivalents will be sufficient to fund its ongoing operations into the third quarter of 2026.

For more information, please refer to the Company’s Form 10-Q filed May 8, 2026, which can be accessed on the SEC website.

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Assets	March 31, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$5,386,041	9,266,353
Accounts receivable, net	172,264	616,600
Inventory	6,105,267	5,740,249
Prepaid and other current assets	679,917	833,133
Total current assets	12,343,489	16,456,335
Property and equipment, at cost:
Leasehold improvements	1,238,886	1,238,886
Office equipment	80,941	78,155
Furniture and fixtures	421,798	417,876
Machinery and equipment	3,095,633	3,065,713
Construction in progress	955,271	897,885
	5,792,529	5,698,515
Less accumulated depreciation	(3,868,518)	(3,802,940)
Net property and equipment	1,924,011	1,895,575
Long-term assets:
Lease right-of-use assets, net	1,178,941	1,297,121
Intangible assets, net of accumulated amortization	124,252	134,914
Other long-term assets	924,552	940,232
Total long-term assets	2,227,745	2,372,267

Total assets	$16,495,245	20,724,177

(continued)

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	March 31, 2026	December 31, 2025
Current liabilities:
Accounts payable	$1,597,591	1,830,124
Accrued expenses	1,024,706	1,265,773
Clinical holdback – current portion	52,572	52,644
Operating lease liabilities – current portion	480,286	487,624
Total current liabilities	3,155,155	3,636,165
Long-term liabilities:
Clinical holdback – long-term portion	54,487	52,370
Convertible notes payable, net	3,335,176	3,178,864
Conversion option liability	488,000	2,014,000
Warrants liabilities	1,260,000	4,943,000
Operating lease liabilities – long-term portion	912,534	1,030,476
Total long-term liabilities	6,050,197	11,218,710
Total liabilities	9,205,352	14,854,875
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par, 200,000,000 authorized, 60,507,909 shares issued and 60,390,686 outstanding as of March 31, 2026; and 59,720,010 shares issued and 59,602,787 outstanding as of December 31, 2025	60,508	59,720
Treasury stock, 117,223 common shares	(60,000)	(60,000)
Warrants	5,246,150	5,246,150
Additional paid-in capital	147,023,279	146,449,576
Accumulated deficit	(144,980,044)	(145,826,144)

Total stockholders’ equity	7,289,893	5,869,302

Total liabilities and stockholders’ equity	$16,495,245	20,724,177

FEMASYS INC.
Condensed Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Sales	$424,889	341,264
Cost of sales (excluding depreciation expense)	158,606	117,266

Operating expenses:
Research and development	1,309,401	2,968,472
Sales and marketing	1,315,755	908,567
General and administrative	1,782,390	1,722,713
Depreciation and amortization	82,270	84,853
Total operating expenses	4,489,816	5,684,605
Loss from operations	(4,223,533)	(5,460,607)
Other income (expense):
Interest income	49,827	19,029
Change in fair value of conversion option liability	1,513,413	—
Change in fair value of warrants liabilities	3,683,000	—
Interest expense	(176,607)	(459,449)
Total other income (expense), net	5,069,633	(440,420)
Income (loss) before income taxes	846,100	(5,901,027)
Income tax benefit	—	(4,188)

Net income (loss)	$846,100	(5,896,839)

Net income (loss) attributable to common stockholders	$328,646	(5,896,839)

Earnings (losses) per share:
Basic	$0.00	(0.23)
Diluted	0.00	(0.23)

Weighted-average common shares outstanding:
Basic	66,645,591	25,149,236
Diluted	78,095,633	25,149,236

About Femasys
Femasys is a leading biomedical innovator focused on making fertility and non-surgical permanent birth control more accessible and cost-effective for women worldwide through its broad, patent-protected portfolio of novel, in-office therapeutic and diagnostic products. As a U.S. manufacturer with global regulatory approvals, Femasys is actively commercializing its lead product innovations in the U.S. and key international markets. Femasys’ fertility portfolio includes FemaSeed® Intratubal Insemination (ITI), a groundbreaking first-step infertility treatment; FemSperm®, a CLIA waived sperm preparation and analysis product line; and FemVue®, a companion diagnostic for fallopian tube assessment. Published clinical trial data demonstrate that FemaSeed achieved more than double the pregnancy rate of traditional IUI, with a comparable safety profile and high patient and practitioner satisfaction.1

FemBloc® permanent birth control is the first and only non-surgical, in-office alternative to centuries-old surgical sterilization that received full regulatory approval in Europe in June 2025, the UK in August 2025, and New Zealand in September 2025. Commercialization of this highly cost-effective, convenient and significantly safer approach will be completed through strategic partnerships in select European countries. Alongside FemBloc, the FemChec® diagnostic product provides an ultrasound-based test to confirm procedural success. Published data from initial clinical trials demonstrated compelling effectiveness, five-year safety, and high patient and practitioner satisfaction.2 For U.S. FDA approval, enrollment in the FINALE pivotal trial (NCT05977751) is ongoing.

Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

References
1Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12. doi: 10.33140/JGRM.08.02.08.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12. doi: 10.33140/JGRM.09.01.05.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; our ability to develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

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Contacts:
IR@femasys.com
Media@femasys.com